UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

✓	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
✓	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

World Fuel Services Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
✓	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

WORLD FUEL SERVICES CORPORATION SUPPLEMENTAL PROXY MATERIALS

For the Annual Meeting of Shareholders to be Held on June 15, 2023

Re: Proposal 3: Non-Binding Advisory Vote on Executive Compensation

World Fuel Services Corporation is asking for your support at the 2023 Annual Meeting of Shareholders by voting in accordance with the recommendations of our Board of Directors on all proposals. We are making available these supplemental proxy materials in response to feedback received from our shareholders to provide additional disclosure regarding the performance levels and metrics applicable to the performance-based transformational equity awards (“Transformational Awards”) granted in November 2022. Comprehensive information on the Transformational Awards and in-depth discussion of our transformation strategy is provided in the Compensation Discussion & Analysis (“CD&A”) section of our Proxy Statement, dated May 1, 2023 (the “Proxy Statement”), for the 2023 Annual Meeting of Shareholders, beginning on page 46.

Transformation Strategy Designed to Drive Sustainable Growth

As we stated in the CD&A, our vision is to support our customers and suppliers in their transition to a sustainable future, while continuing to serve their needs today through low-cost tailored fuel, energy and digital solutions. In support of our vision, we have established our transformation strategy as a set of ambitious goals and initiatives that we believe will not only enable the decarbonization of the industries we support, but will also drive greater internal efficiencies and digital engagement with our customers and suppliers and ultimately, transform our company. Our strategy includes initiatives focused on delivering long-term value to our customers, suppliers and shareholders through:

●	Providing customers with greater access to alternative fuels and renewable energy, growing our renewable energy solutions ecosystem and building greener supply chains; and
●	Driving greater digital engagement with our customers and suppliers, and delivering additional recurring revenues through an expanded portfolio of complementary digital products and solutions.

As part of this transformation effort and evolution of our corporate identity, this year’s voting ballot also includes a proposal to change our corporate name to “World Kinect Corporation”, which we believe more accurately reflects the natural evolution of where we are today and where we aspire to take the Company in the future.

Supplemental Awards Aligned with Shareholder Interests

In 2022, in conjunction with our long-term strategic plan review, our Compensation Committee approved Transformational Awards to our Chief Executive Officer and two of our other named executive officers, together with other members of our senior leadership team, to incentivize their continued efforts and commitment to lead us through our evolution into a more resilient, diversified provider of energy, related products and solutions supporting our customers and suppliers in their transition to a more sustainable future. While these initiatives may not deliver material financial results in the near term, the Compensation Committee believes that these are the long-term drivers that investors value and that, when successfully implemented, will result in sustained shareholder value creation.

The Compensation Committee evaluated a range of approaches to incentivize the transformation efforts that go above and beyond the expected outcomes of our long-term growth strategy. The Compensation Committee determined that supplemental awards were an appropriate tool to balance executives’ focus on building the foundation for our future growth opportunities without sacrificing delivery of near and long-term financial performance results that continue to be generated by our legacy carbon-intensive business and incentivized by our regular annual incentive programs.

The Compensation Committee also determined that the absolute total shareholder return (“TSR”) growth metric was the best measure of our long-term value creation to foster alignment with the interests of our shareholders and to accurately reflect our progress across several strategic initiatives.

Terms of Transformational Awards

As previously provided on page 56 of the Proxy Statement, the Compensation Committee approved issuance of the Transformational Awards exclusively in the form of “at-risk” performance-based restricted stock units (“PRSUs”) that can be earned between 0% to 200% of target based on achievement of pre-set rigorous absolute TSR growth goals. TSR achievement will be measured using the volume-weighted average trading price for the 30 consecutive trading days prior to each of the grant date and the end of the three-year performance period to better reflect sustained growth. Any earned PRSUs will vest 50% on the measurement date after the end of the three-year performance period, with the remaining 50% vesting the following year on the fourth anniversary of the grant date, subject to continued service by the executive.

In consultation with its independent compensation consultants, the Compensation Committee established rigorous absolute three-year TSR targets, without interim measurement opportunities. In setting the requisite performance levels, the Compensation Committee evaluated our historical stock price and historical compound annual growth rate (“CAGR”) performance of the past one-, three- and five-year periods and expected continued volatility in the energy sector. The Transformational Awards will be forfeited in full if our CAGR TSR falls below the 9% performance threshold. The Compensation Committee believes these targets are rigorous and the outcome of the Transformational Awards program remains uncertain.

TSR Performance Level	CAGR TSR	Cumulative 3-Yr. TSR	Payout %*
Below Threshold	< 9%	< 29.5%	0%
Threshold	9%	29.5%	50%
Target	12%	40.5%	100%
Maximum	18%	64.3%	200%

*Payout between threshold and maximum performance levels will be interpolated.

We appreciate your time and consideration on these matters and ask that you vote “FOR”
Proposal 3: Non-Binding Advisory Vote on Executive Compensation.